Exhibit 3.1.5

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)
ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: Vocalscape Networks, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The Articles of Incorporation, as amended, of Vocalscape Networks, Inc., a Nevada corporation (the "Corporation") is hereby amended by amending and restating Article 5 thereof so that, as amended and restated, Article 5 shall be and read as follows:

“5. Capitalization. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 525,000,000 shares, consisting of:

a. 400,000,000 shares of Common Stock, par value $.001 per share;
b. 100,000,000 shares of Class A Common Stock, par value $.001 per share; and
c. 25,000,000 shares of “blank check preferred stock,” par value $.001 per share, of which 100,000 shares are designated as “Series A Convertible Preferred Stock” with terms and preferences stated in that certain Certificate of Designation of the Corporation filed with the Secretary of State of the State of Nevada on December 19, 2005.
(CONTINUED ON APPENDIX A HERETO)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 78.41%

4. Effective date of filing (optional): January 23, 2007
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): /s/ Ron McIntyre, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. Nevada Secretary of State AM 78.385 Amend 2003
Revised on: 09/29/05

Appendix A to
Articles of Amendment
to
Articles of Incorporation, as amended, of Vocalscape Networks, Inc.

The designations, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Preferred Stock and the Common Stock are as follows:

A. COMMON STOCK

(1) Voting. Except as otherwise expressly provided herein or by law, and subject to the voting rights provided to the holders of Preferred Stock by these Articles of Incorporation, the Common Stock shall have exclusive voting rights on all matters requiring a vote of stockholders, voting together with the holders of Preferred Stock, as one class.

(2) Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the laws of the State of Nevada, the holders of Common Stock shall have exclusively all other rights of stockholders.

B. CLASS A COMMON STOCK

Each share of Class A Common Stock shall have the same rights, terms and preferences as each share of Common Stock, except that each share of Class A Common Stock shall have no voting rights at any special or annual meeting of the stockholders of the Corporation and no right to act by written consent in lieu of any special or annual meeting of the stockholders of the Corporation.

C. BLANK CHECK PREFERRED STOCK

(1) Issuance. The blank check preferred stock may be issued from time to time in one or more series. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of any series of blank check preferred stock, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the General Corporation Law of the State of Nevada, the Board of Directors is expressly authorized to determine with respect to each series of blank check preferred stock:

(1.1) the designation or designations of such series and the number of shares (which number from time to time may be decreased by the Board of Directors, but not below the number of such shares then outstanding, or may be increased by the Board of Directors unless otherwise provided in creating such series) constituting such series;

(1.2) the rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or nonparticipating after the payment of dividends as to which such shares are entitled to any preference;

(1.3) the rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

(1.4) the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

(1.5) the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;

(1.6) the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

(1.7) the limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Stock or any other class of shares ranking junior, either as to dividends or upon liquidation, to the shares of such series;

(1.8) the conditions or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

(1.9) any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series; in each case, so far as not inconsistent with the provisions of these Articles of Incorporation or the General Corporation Law of the State of Nevada as then in effect.